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INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000
                                      Employer Identification Number:
Date:  JAN 30 1996                          23-1269309
                                      File Folder Number:
BON-TON STORES, INC.                        521012859
C/O JAY A. DORSCH, ESQ.               Person to Contact:
WOLF BLOCK SCHORR AND SOLIS-COHEN           E. GERNAT
111 S. 15TH STREET, PACKARD BUILDIN   Contact Telephone Number:
PHILADELPHIA, PA  19102                     (412)  644-5730
                                      Plan Name:
                                            THE BON-TON STORES, INC. PROFIT
                                            SHARING/RETIREMENT SAVINGS PLAN
                                      Plan Number:  003


Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan ,and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination letter is applicable for the amendment(s) adopted on December 29, 1994.

          This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

          This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

          This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of

                                                 Letter  835 (DO/CG)
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                                      -2-

BON-TON STORES, INC.


section 410(b) of the Code.

          This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

          We have sent a copy of this letter to you representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours,

                                            /s/ Paul M. Harrington

                                            District Director

Enclosure(s)
Publication 794



                                                             Letter  835 (DO/CG)